                                                              Exhibit (a)(1)

                        FOURTH AMENDMENT
                       TO CREDIT AGREEMENT



          This FOURTH AMENDMENT TO CREDIT AGREEMENT ("Fourth Amendment") is entered into as of October 1, 1996 by and between THE TODD-AO CORPORATION, a Delaware corporation (the "Borrower") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, (the "Bank") and amends that certain Credit Agreement dated as of December 2, 1994 between Borrower and the Bank, as amended by a First Amendment to Credit Agreement dated as of March 13, 1995, a Second Amendment to Credit Agreement dated as of April 5, 1996 and a Third Amendment to Credit Agreement dated as of June 14, 1996 (as so amended, the "Agreement").

                             RECITAL


          The Borrower desires to assume and incur up to $12,500,000 in capital expenditures in fiscal year 1997, and the Bank is willing to allow this, on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:

          1. Terms. All terms used herein shall have the same meaning as in the Agreement unless otherwise defined herein. All references to the Agreement shall mean the Agreement as hereby amended.

          2. Amendatory Provisions to Agreement. The Borrower and the Bank hereby agree that the Agreement is amended as follows:

          2.1 Section 8.9 of the Agreement is amended by inserting the following at the end thereof before the period:

          "provided, however, that the Borrower and its Subsidiaries may assume and incur up to $12,500,000 in capital expenditures in the aggregate in fiscal year
          1997."

          3. Representations and Warranties. The Borrower hereby represents and warrants to the Bank that:

          3.1 Authority. The Borrower has all the necessary corporate power to make, execute and deliver this Fourth Amendment, and this Fourth Amendment is the legal, valid and enforceable obligation of the Borrower it purports to be.

          3.2 No Legal Obstacle to Agreement. Neither the execution of this Fourth Amendment, the making by the Borrower of any borrowings under the Agreement, nor the performance of the Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which the Borrower is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to Borrower, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of the Borrower other than pursuant to the Pledge Agreement. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by the Borrower of this Fourth Amendment, the Agreement, or the transactions contemplated hereby or thereby, or the making of any Borrowings by the Borrower under the Agreement.

          3.3 Incorporation of Certain Representations. The representations and warranties set forth in Section 4 of the Agreement are true and correct in all respects on and as of the date hereof as though made on and as of the date hereof.

          3.4 Default. No Event of Default under the Agreement has occurred and is continuing.

          4. Conditions, Effectiveness. The effectiveness of this Fourth Amendment shall be subject to the compliance by the Borrower with its agreements herein contained, and to the delivery of such evidence with respect to the Borrower or any other person as the Bank may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all corporate action in connection with this Fourth Amendment and the Agreement and the compliance with the conditions set forth herein.


          5.   Miscellaneous.

          5.1 Effectiveness of the Agreement. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

          5.2 Waiver. This Fourth Amendment is specific in time and in intent and does not constitute, nor should it be construed as, a waiver of any right, power or privilege under the Agreement, or any agreement, contract, indenture, document or instrument mentioned in the Agreement; nor does it preclude other or further exercise of any right, power, privilege or default hereunder, under the Agreement or under any agreement, contract, indenture, document or instrument mentioned in the Agreement. The Bank expressly reserves its right to exercise any remedy available to it under the Agreement, or any agreement, contract, indenture, document or instrument mentioned in the Agreement.

          5.3 Counterparts. This Fourth Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Fourth Amendment shall not become effective until the Borrower and the Bank shall have signed a copy hereof, whether the same or counterparts, and the same shall have been delivered to the Bank.

          5.4 Jurisdiction. This Fourth Amendment, and any instrument or agreement required hereunder, shall be governed by and construed under the laws of the State of California.

          IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

                              THE TODD-AO CORPORATION,
                              a Delaware corporation


                              By:

                              Title:



                              BANK OF AMERICA NATIONAL TRUST
                              AND SAVINGS ASSOCIATION


                              By:
                                     Fred L. Thorne
                                     Vice President

                      CONSENT OF GUARANTORS



          Each of the undersigned, as a Guarantor under its Continuing Guaranty dated as of December 2, 1994, hereby consents to the foregoing Fourth Amendment to Credit Agreement dated as of October 1, 1996 and confirms that its Continuing Guaranty remains in full force and effect after giving effect thereto.


Dated as of October 1, 1996


                         TODD-AO PRODUCTIONS INC.
                         TODD-AO STUDIOS EAST INC.
                         TODD-AO DIGITAL IMAGES
                         TODD-AO VIDEO SERVICES
                         TODD-AO STUDIOS WEST


                         By:
                                  J.R. DeLang
                                 Vice President